CONTACT:
Joy Schmitt
Corporate Communications
schmitt@genta.com
908-286-6449

Genta Announces Termination of Genasense® Agreements by Aventis

BERKELEY HEIGHTS, NJ – November 8, 2004 – Genta Incorporated (NASDAQ: GNTA) announced that the Company has received from Aventis notice of termination of the agreements between Genta and Aventis, part of the sanofi-aventis Group, regarding the development and commercialization of Genasense® (oblimersen sodium) Injection. Pursuant to those agreements, Aventis will continue to support the development of Genasense for a 6- month period lasting until May 8, 2005.

During this period, the Companies will cooperate to ensure a smooth and orderly transition of the Genasense program. Genta intends to continue the development of Genasense, its lead anticancer drug.

As previously announced, Genta will be hosting a conference call to discuss 3rd quarter earnings and other corporate developments on Tuesday, November 9, 2004. Dr. Raymond P. Warrell, Jr., Chief Executive Officer, and William Keane, Chief Financial Officer, will host the call and webcast at 8:30 AM EST. The conference call can be accessed live as follows:

U.S./Canada: Dial (877) 634-8606, reference Genta Incorporated.
International: Dial (706) 679-3140, reference Genta Incorporated.

The webcast will be available in the Investor Relations section of the Company’s website at:
http://www.genta.com/genta/InvestorRelation/events.html and will be archived for 30 days.

About Genta

Genta Incorporated is a pharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program, is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please vis it our website at: www.genta.com.

This press release and the conference call to follow contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company's Annual Report/Form 10-K for 2003.

SOURCE: Genta Incorporated